UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Lions Gate Entertainment Corp.

(Name of Registrant as Specified In Its Charter)

Mr. Jay Firestone

Dr. Michael Dornemann

Mr. Christopher J. McGurk

Mr. Daniel A. Ninivaggi

Dr. Harold T. Shapiro

Mr. Carl C. Icahn

Mr. Brett Icahn

Mr. Jesse Lynn

High River Limited Partnership

Hopper Investments LLC

Barberry Corp.

Icahn Fund S.à r.l.,

Daazi Holding B.V.

Icahn Partners LP

Icahn Partners Master Fund LP

Icahn Partners Master Fund II LP

Icahn Partners Master Fund III LP

Icahn Enterprises G.P. Inc.

Icahn Enterprises Holdings L.P.

IPH GP LLC

Icahn Capital LP

Icahn Onshore LP

Icahn Offshore LP

Beckton Corp.

7508921 Canada Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 9, 2010 Carl C. Icahn issued a press release. A copy of the press release is attached hereto as Exhibit 1 and is incorporated herein.

ON DECEMBER 6, 2010 MR. JAY FIRESTONE, DR. MICHAEL DORNEMANN, MR. CHRISTOPHER J. MCGURK, MR. DANIEL A. NINIVAGGI, DR. HAROLD T. SHAPIRO, MR. CARL C. ICAHN, MR. BRETT ICAHN, MR. JESSE LYNN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN FUND S.À R.L., DAAZI HOLDING B.V., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL LP, ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND 7508921 CANADA INC. (THE “PARTICIPANTS”) FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF LIONS GATE. SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. SHAREHOLDERS ARE ABLE TO OBTAIN COPIES OF THESE DOCUMENTS AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. THESE MATERIALS MAY ALSO BE OBTAINED AT NO CHARGE BY CONTACTING D.F. KING & CO., INC., TOLL FREE FOR SHAREHOLDERS AT (800) 714-3313, AND FOR BANKS AND BROKERS AT (212) 269-5550. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN MAILED TO SHAREHOLDERS OF LIONS GATE.

EXHIBIT 1

Shareholder Contact:

Jesse Lynn

Icahn Capital LP

212-702-4331

jlynn@sfire.com

Media Contact

Sitrick And Company

Michael Sitrick

310-788-2850

Mike_sitrick@sitrick.com

ISS SUPPORTS ICAHN NOMINEES FOR LIONS GATE’S BOARD

ISS states the most compelling argument for board change is the incumbent board’s apparently deepening bunker mentality and the alarming disregard for the rights not just of Icahn but of the other, unaffiliated shareholders as well

On Tuesday Egan-Jones Issued Advisory to Support Icahn Nominees

New York, New York — December 9, 2010 — Carl Icahn announced today that Institutional Shareholder Services (“ISS”), the leading independent proxy voting advisory firm, has recommended its support for three of Carl Icahn’s nominees to Lions Gate Entertainment’s board of directors. ISS recommended that shareholders of Lions Gate vote FOR Mr. Jay Firestone, Mr. Michael Dornemann and Mr. Daniel A. Ninivaggi on the Icahn Group’s GOLD proxy card. ISS also recommended that shareholders DO NOT VOTE MANAGEMENT’S BLUE PROXY CARD.

In announcing its support, ISS stated1: “The board has demonstrated a disturbing concern with gaining tactical advantage over one large dissident shareholder, yet in the process demonstrated little regard for the collateral damage – particularly from heavily dilutive insider transactions in July – to other, unaffiliated shareholders.”

In addressing Lions Gate’s performance, ISS noted, “The company’s performance over the past five years underscores doubts about its pace toward profitability and its execution, if not quite the strategic vision itself.” ISS went on to say, “Combined with the poor comparative shareholder returns over the past five years – meaningfully worse than peers even despite the significant uplift provided by the Icahn tender offers – we believe the dissidents have met the burden of proving some change is necessary.”

Mr. Icahn reacted to ISS’ recommendation by commenting: “We are gratified that ISS shares our belief that change is needed at Lions Gate both operationally and at the Board level and supports the election of our nominees.

“It is our belief that the company and our investment will continue to deteriorate if Lions Gate continues on its current path. We believe our tender offers a solid premium for the stock and we believe our director nominees will add real value to the company.” he said.

[1]	Permission to use these quotes was neither sought nor obtained.

The ISS report stated: “After a decade of building the business…the evidence from the equity markets suggests that the promise of strategic vindication just around the corner may be getting a little long in the tooth, and that EBITDA, when all is said and done, is a poor substitute for profitability.

ISS also said: “Six of 10 analysts rate the stock a hold, though this and some price targeting appears to be driven by the presence of an Icahn tender offer. As JPMorgan indicated in a November 10 report after the Q2 earnings announcement, one significant downside risk is that ‘termination of the Icahn Group’s offer would likely result in a share price decline.’

Talking about what Icahn has labeled the “Entrenchment Transaction,” ISS says, “Legal discovery related to Icahn’s challenge of the July 20 convertible note transactions uncovered a cache of emails and PIN messages between Vice Chairman Burns, Rachesky, and other directors which included such gems as “We will win the proxy fight and dilute the shit out of [Icahn] in the meantime.” The board has objected that these messages were taken out of context – though that response simply underlines the open question of in what context a board Vice Chairman’s plan to “dilute the shit” out of one irksome shareholder is really in the best interest of all the other unaffiliated shareholders who will necessarily share the same fate.

“One could argue – it would be utterly beside the point, but one could argue – that focusing on these emails and PIN messages is unfair to the board and management team, as such things are rarely disclosed in other cases and thus may seem more shocking than they should be. One could also argue that Icahn’s own internal communications, which have not been publicly disclosed, would evince similar disdain for the board. The key point is that the board messages which have been disclosed are between public company directors with duties of care and loyalty discussing actions they will take on, ultimately, the behalf of shareholders. Even if one questions whether Icahn’s remedy is truly the best answer – these 5 dissident nominees, after all, have been proposed by a large shareholder with a hostile tender offer for all outstanding shares – the board’s own actions provide mounting evidence of a bunker mentality to which shareholders should pay close attention.

“Even without the disclosure of these electronic messages, however, a number of board actions since February have demonstrated the same bunker mentality.

ISS continued, “Given the history of the board’s own actions since February…it would seem prudent for unaffiliated shareholders to ask themselves who guards the guardians? Combined with the poor comparative shareholder returns over the past five years – meaningfully worse than peers even despite the significant uplift provided by the Icahn tender offers – we believe the dissidents have met the burden of proving some change is necessary.”

Commenting on Lions Gates’ mischaracterization of Icahn’s performance with other companies, ISS stated, “What [Lions Gate’s] analysis conveniently overlooks…are the macroeconomic timing and the operating condition of these companies when Icahn began seeking seats on the board. A number of these companies, for example, saw much of their decline during 4Q 2008, as the financial crisis forced the markets to give up a decade’s worth of gains.”

On Tuesday, proxy voting advisory service Egan-Jones recommended that shareholders vote for the Icahn slate stating, “We feel that is imperative that the Dissidents be heavily represented on the Board… We are persuaded by the analyses of the Company’s performance shortcomings presented by the Dissidents and believe that shareholders would benefit from having on the Board the combination of experience, skills and qualifications that could be brought to bear by the Dissidents’ nominees for director.”

We urge all shareholders to vote the Icahn Group’s GOLD proxy card today FOR Mr. Jay Firestone, FOR Mr. Michael Dornemann, FOR Mr. Christopher McGurk, FOR Mr. Daniel Ninivaggi and FOR Mr. Harold Shapiro. Shareholders who want to follow the ISS recommendation must use the GOLD proxy card. They should DESTROY THE BLUE CARD.

Please use the GOLD proxy card to support our nominees. If you have any questions or need assistance in voting, please call D.F. King & Co., Inc at (800) 714-3313.

For more information please visit www.savelionsgate.com.

The terms and conditions of the tender offer by Mr. Icahn’s affiliates to acquire any and all of Lions Gate’s outstanding common shares for $7.50 per share, which will expire at 11:59 p.m., Vancouver time, on December 10, 2010, unless extended or withdrawn, are set forth in an Offer to Purchase, Letter of Transmittal and other related materials that have been distributed to holders of Lions Gate’s common shares and were filed with the SEC as exhibits to the Icahn Group’s amended Schedule TO and with the Canadian securities authorities on SEDAR. Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE ICAHN GROUP HAS FILED WITH THE SEC AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AND HAS DISTRIBUTED TO HOLDERS OF COMMON SHARES. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE ICAHN GROUP HAS FILED (1) WITH THE SEC

AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT THE NEXT MEETING OF SHAREHOLDERS OF LIONS GATE AT WHICH INDIVIDUALS WILL BE ELECTED TO THE BOARD OF DIRECTORS OF LIONS GATE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO SHAREHOLDERS OF LIONS GATE AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON DECEMBER 6, 2010.